Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Tripos, Inc.

St. Louis, Missouri

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 02, 2006, except for the first paragraph of Note 22, which is as of April 7, 2006 and the second and fourth paragraphs of Note 27, which are as of March 21, 2006, relating to the consolidated financial statements and schedule of Tripos, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

Chicago, Illinois

May 18, 2006